UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2009

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 22, 2009, YRC Worldwide Inc. (the “Company”), as Performance Guarantor, and the parties to the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008 (as amended, the “ABS Facility”), among Yellow Roadway Receivables Funding Corporation, as Seller; Falcon Asset Securitization Company LLC, Three Pillars Funding LLC and Amsterdam Funding Corporation, as Conduits; the financial institutions party thereto, as Committed Purchasers; Wachovia Bank, National Association, as Wachovia Agent and LC Issuer, SunTrust Robinson Humphrey, Inc., as Three Pillars Agent; The Royal Bank of Scotland plc (successor to ABN AMRO Bank N.V.), as Amsterdam Agent; and JPMorgan Chase Bank, N.A., as Falcon Agent (which, together with the Wachovia Agent, the Three Pillars Agent and the Amsterdam Agent, are referred to as the “Co-Agents”) and Administrative Agent entered into an amendment to the ABS Facility (the “ABS Amendment”).

The ABS Amendment amends certain calculations under the ABS Facility to reduce the impact of certain negative effects that the integration of Yellow Transportation and Roadway has had on those calculations, due to rating adjustments and the timing of customer payments. As a result of the ABS Amendment, the obligation to repay outstanding amounts under the ABS Facility due to those integration effects will be reduced or eliminated. The Co-Agents have completed preliminary work to verify the related integration adjustments; however, further substantiation by the Co-Agents as part of their annual audit of the ABS Facility is required pursuant to the ABS Amendment.

In addition, the Co-Agents suspended the due date until October 13, 2009 of the $10.0 million fee that was originally due on September 30, 2009. This fee will be payable to the Co-Agents under the ABS Facility if the ABS Facility has not been terminated by October 13, 2009 and the Company does not have a corporate credit rating of B/B2 or better from Standard & Poor’s and Moody’s Investors Service, Inc., respectively, by such date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: September 28, 2009	By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

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